Execution Version

STOCK PURCHASE AGREEMENT

by and between

Tripos, Inc.,

a Utah corporation

and

Provid Pharmaceuticals, Inc.,

a Delaware corporation

Dated as of January 2, 2007

TABLE OF CONTENTS

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement"), made and entered into this 2nd day of January, 2007, by and between Tripos, Inc., a Utah corporation ("Seller"), and, Provid Pharmaceuticals, Inc., a Delaware corporation ("Purchaser").

RECITALS

1.         Seller is the owner of a discovery research business (the "Business") conducted through the operation of its wholly-owned subsidiary Tripos UK Holdings Limited (the "Holding Company") and its subsidiaries;

2.         Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the issued and outstanding shares of the Holding Company comprising 101,000 shares of £1.00 each (the "Acquired Shares"), which transfer shall cause the Purchaser to own one hundred percent (100%) of the Holding Company, all for the purchase price and subject to the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1.            Sale and Delivery of Shares.  Subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer and deliver, or cause to be sold, assigned, transferred and delivered, to Purchaser, and Purchaser agrees to purchase and accept from Seller at the "Closing" (as hereinafter defined), all of Seller's right, title and interest in and to the Acquired Shares for the Purchase Price (as defined in, and subject to adjustment in accordance with, Article 3 hereof).

ARTICLE 2

[RESERVED]

ARTICLE 3

PURCHASE PRICE

3.1.            Payment of Purchase Price.  The purchase price for the Acquired Shares (the "Purchase Price") shall be two million dollars ($2,000,000) (the "Base Purchase Price"), as adjusted pursuant to Sections 3.2 and 3.3.  On the Closing Date, Purchaser shall pay: (a) the Escrow Amount (as defined below) to an escrow agent to be mutually agreed upon by the parties prior to the Closing Date (the "Escrow Agent"), and (b) the Adjusted Purchase Price (as calculated pursuant to Section 3.2) less the Escrow Amount to Seller, pursuant to Section 10.3 below.  "Escrow Amount" shall mean an amount equal to the greater of (i) $500,000 and (ii) $500,000 plus the product of thirty-five percent (35%) and the sum of (y) the Net Working Capital Adjustment and (z) the Business Property Adjustment.

3.2.            Closing Purchase Price Adjustment.

(a)        Attached hereto as Exhibit A  is a statement of the following with respect to the Business:

            (1)        Adjusted Net Working Capital of the Business as of September 30, 2006 (the "September Adjusted Net Working Capital");

            (2)        Business Property as of September 30, 2006 (the "September Business Property"); and

            (3)        net capital lease obligations as of September 30, 2006 (the "September Lease Obligations").

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(b)        For purposes of this Section 3.2, "Adjusted Net Working Capital" shall be defined as Cash, plus Net Accounts Receivable, plus Service Work-In-Process, plus Prepaids & Deposits; minus Accounts Payable, minus Accrued Liabilities (excluding liabilities specifically related to collective employee dismissals), minus Deferred Revenue and minus Taxes/Other (excluding any intercompany assets or liabilities).   For purposes of this Section 3.2, "Business Property" shall be defined as the sum of (i) Total Inventory excluding Service Work-In-Process and provisions, and (ii) Gross Property, Plant & Equipment excluding any reduction associated with the sale of the assets to Park Research set forth on Schedule 3.2(b)(ii).  Cash; Net Accounts Receivable; Service Work-In-Progress; Prepaids & Deposits; Accounts Payable; Accrued Liabilities; Deferred Revenue; Taxes/Other; Total Inventory; and Gross Property, Plant & Equipment each represent categories set forth on Exhibit A, and each have been calculated in accordance with the Financial Statements of the Business.

(c)        No later than three Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser good faith estimates, as of the Closing Date, of the Adjusted Net Working Capital (the "Closing Adjusted Net Working Capital"), the Business Property (the "Closing Business Property"), and the net capital lease obligations (the "Closing Lease Obligations," and together with the Closing Adjusted Net Working Capital and the Closing Business Property, the "Closing Figures").  Seller's Closing Figures shall (i) be based upon balance sheet line items and accounts of Seller calculated on a basis consistent with the Financial Statements attached as Schedule 4.7 hereto, (ii) be presented in a manner consistent with Exhibit A, (iii) otherwise be prepared in accordance with this Agreement or, in the absence of guidance in this Agreement, in accordance with GAAP, (iv) be calculated based upon the currency exchange rates used in calculating the September Adjusted Working Capital, and (v) exclude all assets and property transferred, sold, or assigned from Seller (except for any such assets accounted for in the Financial Statements) to Holding Company and its Subsidiaries after September 30, 2006 up to and including Closing.

(d)        The "Net Working Capital Adjustment" shall equal Closing Adjusted Net Working Capital minus September Adjusted Net Working Capital.

(e)        The "Business Property Adjustment" shall equal:

(1)        if Closing Business Property is equal to or greater than September Business Property, zero; and

(2)        if Closing Business Property is less than September Business Property, the difference between September Business Property and Closing Business Property.

(f)         The "Lease Obligations Adjustment" shall equal September Lease Obligations minus Closing Lease Obligations.

(g)        "Adjusted Purchase Price" shall equal the Base Purchase Price plus the Net Working Capital Adjustment minus the Business Property Adjustment plus the Lease Obligations Adjustment.

3.3.            Post-Closing Purchase Price Adjustment.

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(a)        No later than sixty days following the Closing Date, Purchaser shall cause to be prepared and delivered to Seller statements, as of the Closing Date, of the Adjusted Net Working Capital (the "Post-Closing Adjusted Net Working Capital"), the Business Property (the "Post-Closing Business Property"), and the net capital lease obligations (the "Post-Closing Lease Obligations," and together with the Post-Closing Adjusted Net Working Capital and the Post-Closing Business Property, the "Post-Closing Figures").  Purchaser's Post-Closing Figures shall be consistent with the calculation and presentation of the Closing Figures.

(b)        No later than forty-five days following the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a good faith estimate of the Post-Closing Figures (the "Purchaser Estimate").  The Purchaser Estimate shall reflect the Purchaser's efforts to date with respect to the production of the Post-Closing Figures, but shall not be binding on the Purchaser with respect to the calculation of the Post-Closing Adjusted Purchase Price.

(c)        If Seller disagrees in good faith with any item within Purchaser's Post-Closing Figures delivered pursuant to Section 3.3(a), Seller may, within seven days after delivery of the Post-Closing Figures, deliver a notice to Purchaser setting forth, in reasonable detail and to the extent practicable, each item or amount so disputed by Seller.  Upon delivery of any such notice, Seller shall be deemed to have agreed with all other items and amounts set forth in the Post-Closing Figures that are not specifically the subject of dispute in any notice delivered by Seller as provided above.

(d)        If Seller delivers a notice pursuant to Section 3.3(c), Purchaser and Seller shall use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Post-Closing Adjustment (if any).  If, within five days following Seller's delivery of a notice pursuant to Section 3.3(c), Purchaser and Seller are unable to reach such agreement (such event, a "Dispute"), then the amount of any disputed items or amounts shall be determined in accordance with Section 3.3(g), below.

(e)        "Post-Closing Adjusted Purchase Price" shall be calculated in accordance with the provisions for the calculation of Adjusted Purchase Price in Section 3.2, but utilizing the Post-Closing Figures instead of the Closing Figures for all calculations.

(f)         "Post-Closing Adjustment" shall equal the Post-Closing Adjusted Purchase Price minus the Adjusted Purchase Price.

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(g)        In the event of a Dispute, Purchaser and Seller shall within five days after the expiration of the five day period described in Section 3.3(d) jointly retain a nationally recognized accounting firm mutually acceptable to both Purchaser and Seller that does not have a business relationship with Purchaser or Seller or an affiliate of either (the "Accounting Referee") to promptly review this Agreement and the disputed items or amounts for the purpose of calculating the Post-Closing Adjustment.  In making such calculation, the Accounting Referee shall consider only those items or amounts in Exhibit A, the Closing Figures and the Post-Closing Figures as to which there is disagreement.  The Accounting Referee shall deliver to Purchaser and Seller, as promptly as practicable and in no event more than eight days after its appointment, a report setting forth such calculation.  Such report shall be final and binding upon Purchaser and Seller.  The cost of such review and report shall be borne (1) by Purchaser if the Accounting Referee determined Post-Closing Adjustment is greater than the Purchaser proposed Post-Closing Adjustment, (2) by Seller if the Accounting Referee determined Post-Closing Adjustment is less than the Purchaser proposed Post-Closing Adjustment, and otherwise (3) equally by Purchaser and Seller.  Purchaser and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the calculation of the Post-Closing Adjustment and in the conduct of the audits and reviews referred to in this Section 3.3, including making available to the extent necessary books, records, work papers and personnel.

(h)        "Post-Closing Distribution" shall be made on the 85th day after the Closing and shall equal (1) the Post-Closing Adjustment, plus (2) the Escrow Amount, plus (3) any Purchaser Indemnification Adjustment (as defined in Section 12.1), minus (4) any Seller Indemnification Adjustment (as defined in Section 12.1).  The "Post-Closing Distribution" shall be determined either by the mutual agreement of the Seller and the Purchaser or, in the event of a Dispute, by the Accounting Referee, in either case not more than 85 days after Closing.  If the Post-Closing Distribution is negative, the Seller shall, within five days of the final determination of the Post-Closing Adjustment, redeem to the Purchaser a portion of the consideration for the shares equal to the amount by which the Post-Closing Distribution is less than zero, and the Escrow Agent shall remit the full Escrow Amount to the Purchaser.  If the Post-Closing Distribution is positive, the Escrow Agent shall, within five days of the final determination of the Post-Closing Adjustment, pay to the Seller an amount of the Escrow Amount equal to the Post-Closing Distribution, and shall remit to the Purchaser the balance of the Escrow Amount, if any.  If the Post-Closing Distribution is greater than the Escrow Amount, the Purchaser shall pay to the Seller an additional amount of consideration equal to the difference.  Notwithstanding the foregoing, if a dispute pursuant to paragraph (f) has not been resolved by the 85th day after Closing or an indemnification claim has been asserted and remains unresolved as of such date, the Escrow Agent shall not release the disputed amount until resolution of such dispute.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller disclosure schedule attached to this Agreement (the "Seller Disclosure Schedule") (with respect to which any particular reference to a section or subsection of this Agreement shall be deemed to be disclosed under all other sections or subsections of this Agreement), the Seller hereby represents and warrants to Purchaser that:

4.1              Organization, Good Standing and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and each of Holding Company and its subsidiaries set forth in Section 4.1 of the Seller Disclosure Schedule (the "Subsidiaries") is a corporation or other entity duly incorporated and validly existing under the laws of England and Wales.  Seller, Holding Company and each of the Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification.  The Seller has made available to Purchaser a complete and correct copy of the Seller's, and each Subsidiary's respective certificate of incorporation and other organizational documents, each as amended to and as in effect as of the date hereof.

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4.2              Capitalization.  The Acquired Shares constitute the entire allotted and issued share capital of the Holding Company and are fully paid or credited as fully paid.  The Holding Company is the sole legal and beneficial owner of the entire allotted and issued share capital of each of its subsidiaries.  The issued shares of the Holding Company's subsidiaries are fully paid up and, except as set forth on Section 4.2 of the Seller Disclosure Schedule, free from Encumbrances.  Except as described in Section 4.2 of the Seller Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights or repurchase rights to issue or sell any shares of the Holding Company or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Holding Company or any of its subsidiaries.  Except as described in Section 4.2 of the Seller Disclosure Schedule, the Holding Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this Section 4.2, convertible into or exercisable for securities having the right to vote) with the stockholders of the Holding Company on any matter.

4.3              Holding Company Subsidiaries; Investments.  Except for the Holding Company's subsidiaries listed on Section 4.1 of the Seller Disclosure Schedule and as set forth on Section 4.3 of the Seller Disclosure Schedule, the Holding Company does not directly or indirectly own any material equity interest in, or any material interest convertible into or exchangeable or exercisable for any equity interest in, any corporation, partnership, joint venture or other business association.

4.4              Corporate Authority and Approvals.  Seller has the necessary corporate power and authority and has taken all corporate action necessary in order to execute, deliver and, subject to obtaining any necessary approval of the stockholders of the Seller (the "Seller Requisite Vote"), to perform its obligations under this Agreement, to carry out and complete the sale of the Acquired Shares.  The execution and delivery of this Agreement by the Seller, the execution and delivery of the Intellectual Property License Agreement attached hereto as Exhibit B, and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Seller Requisite Vote, to the extent required under the UBCA.  This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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4.5              Title to Shares and Assets.    Except as set forth in Section 4.5(i) of the Seller Disclosure Schedule, the Seller has marketable title to the Acquired Shares free and clear of all Encumbrances.  Except as set forth in Section 4.5(ii) of the Seller Disclosure Schedule, and except for capital leases, as of Closing, the Holding Company either directly or through the Subsidiaries, shall have marketable title to all of the assets of the Business, free and clear of all Encumbrances, except liens for taxes not yet due and payable and such Encumbrances or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby, and except for Encumbrances that secure indebtedness reflected in the Financial Statements as defined in Section 4.7 below.  All plant and machinery (including fixed plant and machinery), vehicles and office equipment currently used in the Business are in good repair and condition, regularly maintained and fully serviceable, subject to normal wear and tear.

4.6              Government Filings; No Violations or Conflicts.

(a)        Except as set forth in Section 4.6 of the Seller Disclosure Schedule, the execution and delivery of this Agreement by Seller do not, and the performance by Seller of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Seller, Holding Company, or any of the Subsidiaries, (ii) subject to compliance with the requirements set forth in Section 4.6(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Seller, Holding Company or any of the Subsidiaries, or (iii) result in any breach of or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Holding Company or any of the Subsidiaries pursuant to, any Seller Material Contract (as defined in Section 4.15 hereof).

(b)        The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, state takeover laws, the Nasdaq Stock Market, Inc. ("Nasdaq") or any exchange or interdealer quotation service on which Seller's securities are listed or quoted; and (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Section 4.6 of the Seller Disclosure Schedule, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated by this Agreement in any material respect, or otherwise prevent Seller from performing its obligations under this Agreement in any material respect.

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4.7              Financial Information.  Attached hereto as Section 4.7 of the Seller Disclosure Schedule is a statement of the assets and liabilities of the Business as of September 30, 2006 and related notes (the "Financial Statements").  The Financial Statements present fairly in all material respects the assets and liabilities of the Business as of September 30, 2006.  The Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the period involved (except as may be noted therein).  There are no liabilities, as defined in accordance with GAAP, other than Accrued Liabilities included in the financial statements or Contingent Liabilities disclosed in the notes thereto or in the Seller Disclosure Schedule which could exceed $100,000.  Since September 30, 2006, there have been no distributions, dividends or other payments from the Holding Company to the Seller or loans made by the Seller to the Holding Company.  All accounts receivable included in calculation of Adjusted Net Working Capital arose in the ordinary course of business and are collectible, net of reserves, without any offsets or deductions in the ordinary course of business.  Except as set forth on Section 4.7 of the Seller Disclosure Schedule, there are no intercompany liabilities between Seller and Holding Company or any of its Subsidiaries or any liabilities resulting from the reduction in employment levels.

4.8              Litigation.  Except as set forth on Section 4.8 of the Seller Disclosure Schedule, no suit, proceeding, hearing or governmental investigation is pending or, to the knowledge of Seller, threatened in writing against Seller or the Subsidiaries with respect to the Acquired Shares.

4.9              Compliance with Laws; Permits.  Seller and the Subsidiaries hold all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Entities (collectively, the "Permits") necessary for the Seller and the Subsidiaries to carry on the Business as presently conducted.  To the knowledge of Seller, the Business is not being conducted in violation of any applicable law, statute, ordinance, regulation, judgment, Permit, order, decree, concession, grant or other authorization of any Governmental Entity.

4.10          Conduct of Business.  Other than the transactions contemplated hereby, and except as set forth on Section 4.10 of the Seller Disclosure Schedule, since September 30, 2006, Seller and the Subsidiaries have conducted the Business only in the ordinary and normal course consistent with practice immediately prior to the date hereof and there has not been any change in the financial condition of the Business which would have a Seller Material Adverse Effect.

4.11          Environmental Matters.

(a)        In this Section 4.11:

(1)        "Environment" means the environmental media of air, water and land, all living organisms and natural or man-made structures.

(2)        "Environmental Law" means all law in England and Wales relating to the protection of human health or the Environment, the conditions of the workplace or the generation, transportation, storage, treatment, emission or disposal of a Dangerous Substance or Waste.

(3)        "Environmental License" means any authorization, license, consent or permission required under any Environmental Law.

(b)        Holding Company and each of the Subsidiaries has at all times complied in all material respects with Environmental Law and obtained, and complied with, all Environmental Licenses necessary for carrying on their respective businesses and is not knowingly in material breach of any Environmental Law.

(c)        The Environmental Licenses necessary for carrying on the Business are in full force and effect and there are no circumstances existing which will give rise to the suspension or revocation of, to lead to the imposition of unusual or onerous conditions on, or to prejudice the renewal of, any of those licenses.

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(d)        To Seller's knowledge, there are no outstanding claims or proceedings by any third party, including any environmental authority, against the Holding Company or the Subsidiaries with respect to any breach of Environmental Laws relating to the Business and no such claims or proceedings have been expressly threatened.

(e)        No written statutory or non-statutory complaints or statutory notices have been received by the Seller, Holding Company or the Subsidiaries in the two years before the date of this Agreement alleging or specifying any breach of Environmental Law relating to the Business or Environmental Licenses.

4.12          Taxes.

(a)        "Tax" means corporation tax, income tax, capital gains tax, inheritance tax, value added tax, national insurance contributions, stamp duty, stamp duty land tax and stamp duty reserve tax, duties of customs and excise, petroleum revenue tax, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, value added and all levies, imposts, duties, charges or withholdings in the nature of taxation, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them.

(b)        "Tax Authority" means any taxing or other authority, body or official in the United Kingdom) competent to impose, administer or collect any form of taxation, levy, impost, duty, charge, contribution or withholding of any kind of the United Kingdom.

(c)        Other than plant and machinery that are on lease or hired purchase (and that therefore do not qualify for claim under the Capital Allowances Act 2001), to Seller's knowledge, there are no circumstances by reason of which Purchaser would not be entitled to claim capital allowances pursuant to the Capital Allowances Act 2001 in respect of the whole of the amount attributable to those items of plant and machinery owned by Holding Company or any Subsidiary.

(d)        All documents in the possession of Seller, Holding Company and each Subsidiary or to the production of which Seller, Holding Company and each Subsidiary is entitled, which relate to the Business, in the enforcement of which Purchaser may be interested, have been duly stamped.  All stamp duty land tax ("SDLT") payable by Holding Company and each Subsidiary has been paid and all SDLT filings have been made.

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(e)        Except as set forth on Section 4.12(e) of the Seller Disclosure Schedule, all necessary information, documentation, notices and returns in relation to Holding Company and each Subsidiary's Tax affairs which ought to have been made or given have been properly and duly submitted by each of Holding Company and each Subsidiary to the appropriate Tax Authority and all information, documentation, notices and returns submitted to such authorities are true and accurate and are not, to Seller's knowledge, the subject of any dispute or enquiry including pursuant to the Self Assessment standard under United Kingdom law.

(f)         Except as set forth on Section 4.12(f) of the Seller Disclosure Schedule, all Tax for which the Holding Company has been liable or for which any Subsidiary has been liable to account has been duly paid (insofar as such Tax ought to have been paid) and without prejudice to the generality of the foregoing Holding Company and each Subsidiary has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made.

(g)        Each of Holding Company and each Subsidiary is and has throughout the past seven years been resident in the United Kingdom for corporation tax purposes and is not and has not been treated as resident in any other jurisdiction for any Tax purpose, nor is it subject to tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in any jurisdiction.

(h)        Each Subsidiary is duly registered for the purposes of VAT with quarterly prescribed accounting periods and no such registration is pursuant to paragraph 2 of Schedule 1 to VATA 1994 or subject to any conditions imposed by or agreed with HMRC and neither Subsidiary is (nor are there any circumstances by virtue of which it may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

(i)         There is no land or building in which Holding Company or any Subsidiary has an interest and in relation to which any exempt supply has been made or agreed to be made by it such that paragraph 3(9) of Schedule 10 to VATA 1994 could require it to obtain permission before making an election to waive exemption and there is no land or building in which any Subsidiary has an interest where any election to waive exemption is ineffective by virtue of paragraph 2(3A) or 2(3AA) of that Schedule.  Each Subsidiary has complied fully with and observed in all material respects the terms of the Value Added Tax Act of 1994 and all other enactments, notices, directives or regulations in relation to value added tax.

(j)         All amounts payable to any Tax Authority (including any Tax deductible from any amounts paid to an employee, and any national insurance or similar contributions required to be made in respect of employees) due and payable by the Holding Company or any Subsidiary up to the date hereof have been duly paid or accrued in the calculation of Adjusted Net Working Capital.

(k)        If the Holding Company or any Subsidiary disposed of each of its assets, or of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any of those assets) for a consideration equal to their book value as shown in or adopted for the purpose of the this Agreement, no balancing charge would arise in respect of any such asset or pool of assets under any legislation relating to capital allowances.

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(l)         There will be no cash tax liability of the Holding Company or Purchaser resulting from the sale of Tripos UK Ltd.

(m)       Neither the Holding Company nor any Subsidiary is, or at any time within the previous six years has been, a close company as defined in Section 414 of the Income and Corporation Taxes Act 1988.

(n)        All transactions involving the Holding Company or any Subsidiary have been and are on fully arm's length terms.  Seller has no knowledge of any circumstances which could cause any Tax Authority to make any adjustment for tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact.

4.13          Labor Matters.

(a)        Definitions. In this Section 4.13:

            (i)         "Employment Legislation" means legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers;

            (ii)        "UK Employee" means any Person employed by the Holding Company or the Subsidiaries under a contract of employment except for each employee of Tripos UK Ltd.

            (iii)       "Worker" means any Person who is engaged by the Holding Company or the Subsidiaries and who is not (1) a UK Employee, (2) a director of the Holding Company or the Subsidiaries or (3) an employee of Tripos UK Ltd.; and

            (iv)       "Person" means any person, firm, company, corporation, society, trust, foundation, government, state or agency of the state or any association or partnership (in each case whether or not having separate legal personality) or two or more of these.

(b)        Section 4.13(b) of the Seller Disclosure Schedule contains a list of all directors and UK Employees of the Holding Company or the Subsidiaries, which includes particulars of each director and UK Employee (on an anonymised basis) and the principal terms of their contracts of employment as of the date of this Agreement.

(c)        Section 4.13(c) of the Seller Disclosure Schedule contains a list of all Workers, which includes particulars of the principal terms of their engagement as of the date of this Agreement.

(d)        The Seller has made available to Purchaser copies of all standard form contracts and handbooks and policies which apply to the UK Employees, directors and Workers.

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(e)        No offer of employment or engagement has been made by the Holding Company or the Subsidiaries which has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

(f)         There is no outstanding claim against the Holding Company or the Subsidiaries by any Person who is now or has been a UK Employee, Worker or officer of the Holding Company or the Subsidiaries.

(g)        Other than as listed on Section 4.13(g) of the Seller Disclosure Schedule, all contracts of employment with any UK Employee can be terminated by three month's notice or less without giving rise to a claim for damages, severance pay or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

(h)        The Holding Company and the Subsidiaries have no outstanding liability to pay compensation for loss of office or employment or a redundancy payment to any UK Employee or former UK Employee.

(i)         The Holding Company and the Subsidiaries have in relation to each of the UK Employees complied in all material respects with all legislation, regulations, collective agreements, terms and conditions of employment relevant to their conditions of service or to the relations between it and the UK Employees or any recognized trade union or body representing the UK Employees and have complied in all material respects with their obligations concerning the health and safety at work of each of the UK Employees.

(j)         None of the UK Employees or former UK Employees of the Holding Company or the Subsidiary have within the period of three years preceding the date of this Agreement transferred to a member of any Seller group as a result of a "relevant transfer" (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

(k)        The Holding Company and the Subsidiaries are not party to any collective bargaining agreement with any trade union or staff association other than as required by government regulation.

(l)         Other than as listed on Section 4.13(l) of the Seller Disclosure Schedule, there are no UK Employees who have been absent due to sickness, maternity leave or secondment for more than 3 continuous months in the 12 month period ending on the date of this Agreement.

(m)       Except for the Holding Company's Employee Disclosure Forum, neither the Holding Company nor any of the Subsidiaries has formally recognized a trade union and neither the Holding Company nor the Subsidiaries is a party to any agreement with any trade union or group or organization representing employees in respect of the UK Employees.

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(n)        Neither the Holding Company nor any of the Subsidiaries is involved nor has been in the last two years in any industrial action in respect of the UK Employees.

(o)        Neither the Holding Company nor the Subsidiaries operate any short time working scheme or arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal, contractual or non-contractual, which provides for payments greater than those required by statute or for notice periods greater than those set out in contracts of employment or engagement.

(p)        The Seller Disclosure Schedule includes a list of all employee benefits including, without limitation, details of company cars, mobile phones, life insurance, permanent health insurance, pension schemes, staff discount arrangements, expense entitlements, employee assistance services, training entitlements and season ticket loans.

(q)        The Seller Disclosure Schedule contains a list of all employee bonus schemes, profit share schemes, share schemes, share option schemes, commission schemes or arrangements, phantom share option schemes or stock appreciation rights and any other employee incentive scheme now in force or capable of being in force and there are not other such schemes.

(r)        Neither the Holding Company nor the Subsidiaries have given any indication to any UK Employee that it is proposing to introduce any other employee benefit or incentive scheme.

(s)        Neither the Holding Company nor the Subsidiaries have any obligation to make any payment to any of the UK Employees on maternity leave in excess of statutory maternity pay and has not in the five years preceding the date of this Agreement operated any discretionary practice of making any such excess payments to any of the UK Employees.

(t)         Neither the Holding Company nor any of the Subsidiaries has in the last 6 years provided, or agreed to provide, any loan, gratuitous payment or gratuitous benefit to a director, officer or employee or any of their dependants which remains outstanding.

(u)        Other than as listed on Section 4.13(u) of the Seller Disclosure Schedule, within the period of one year ending on the date of this Agreement, neither the Holding Company nor the Subsidiaries has made or started implementation of any collective dismissals that have required or will require notification to any state authority or notification to or consultation with any trade union, works council, staff association or other body representing UK Employees.

4.14          Intellectual Property.

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(a)        Section 4.14(a) of the Seller Disclosure Schedule contains a true and complete list of all of the: (i) patents and patent applications; (ii) registered trademarks and trademark applications and material unregistered trademarks; (iii) copyrights; and (iv) registered domain names; owned by the Seller, Holding Company or the Subsidiaries and used in the Business (the "Business Intellectual Property").  Except as otherwise noted on Section 4.14(a) of the Seller Disclosure Schedule, to the knowledge of Seller, the registrations listed on Section 4.14(a) of the Seller Disclosure Schedule are valid and subsisting. All necessary registration and renewal fees in connection with such registrations have been paid, all necessary documents and certificates in connection with such registrations have been filed with the relevant authorities for the purposes of maintaining such registrations. To the knowledge of Seller, Seller has taken all other actions necessary to maintain and protect such registrations.

(b)        Section 4.14(b) of the Seller Disclosure Schedule lists all third-party software incorporated in the products of the Business.  No Business Intellectual Property is subject to any outstanding decree, order, judgment, or stipulation restricting in any material manner the use or licensing thereof by Seller.

(c)        Except pursuant to those agreements listed on Section 4.14(c) of the Seller Disclosure Schedule, Seller has not granted to any Person any exclusive rights in the Business Intellectual Property.

(d)        Except as otherwise set forth on Section 4.14(d) of the Seller Disclosure Schedule, there are no Material Contracts, licenses and agreements between Seller and any other Person relating primarily to the Business Intellectual Property as to which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Seller thereunder.

(e)        Except as otherwise set forth on Section 4.14(e) of the Seller Disclosure Schedule, Seller has not received notice from any Person that the operation of the Business, including its design, development, manufacture and sale of its products and provision of services infringes the Intellectual Property (as defined in Section 12.19(d) hereof) of any Person.

(f)         To the knowledge of Seller and except as expressly set forth on Section 4.14(f) of the Seller Disclosure Schedule, no Person is materially infringing any of the Business Intellectual Property.

(g)        The Business Intellectual Property are not the subject of any rights held by any employee.

(h)        Except as otherwise set forth on Section 4.14(h) of the Seller Disclosure Schedule, Seller, Holding Company or the Subsidiaries hold all right, title and interest in and to all Business Intellectual Property free and clear of any Encumbrance.  Seller owns or is licensed to use sufficient rights to all Intellectual Property used in or material to the conduct of the Business as currently conducted.

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(l)         None of the operations of the Holding Company or the Subsidiaries give rise, or will give rise, to any royalty or like payment obligation and there is no liability to any employee to pay compensation pursuant to Section 40 of the Patent Acts 1977, or any like provision in any other jurisdiction.

4.15          Material Contracts.  All of the contracts of each of Seller related to the Business, the Holding Company and the Subsidiaries with, on the date hereof, a value to the Company, Holding Company and the Subsidiaries or which represents an obligation of the Company, Holding Company and the Subsidiaries equal to or greater than $100,000 (the "Seller Material Contracts") are listed on Section 4.15 of the Seller Disclosure Schedule and are in full force and effect.  True and complete copies of the Seller Material Contracts have been made available by Seller to Purchaser.  Neither Seller, Holding Company, any of the Subsidiaries nor, to the knowledge of Seller, any other party, is in breach of or in default under the Seller Material Contracts.  Section 4.15 of the Seller Disclosure Schedule specifically notes which Seller Material Contracts were assigned (or need to be assigned) to Holding Company by Seller.  Except as otherwise set forth on Section 4.15 of the Seller Disclosure Schedule, neither the Holding Company nor any Subsidiary has given any power of attorney which is still outstanding.  Neither the Company nor any Subsidiary has agreed to any restriction on its ability to compete in any geographic region or in any business area.

4.16          Brokers.  Neither Seller nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, except that Seller has employed Seven Hills Partners LLC as its financial advisor, the arrangements with respect to which have been disclosed to Purchaser prior to the date hereof.

4.17          No Liabilities.  Except to the extent (a) reflected or reserved against in the Financial Statements, (b) incurred in the ordinary course of business after the date of the Financial Statements and either (i) discharged prior to Closing or (ii) described on Section  4.17 of the Seller Disclosure Schedule, neither the Holding Company nor any of the Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others) that would be required to be reflected or reserved against on a balance sheet as of the date hereof prepared in accordance with GAAP or in the footnotes thereto, other than performance obligations with respect to the Seller Material Contracts.

4.18          Insurance Policies.

(a)            The Holding Company and the Subsidiaries have maintained adequate insurance coverage against risks normally insured against by companies carrying on a similar business and in particular has maintained all insurance required by status and adequate product liability insurance, and has insured its assets those risks to their full replacement value subject to any deduction or excess.

(b)        True and accurate copies of all of the insurance policies in respect of which the Holding Company and the Subsidiaries have an interest have been furnished to the Purchaser, all such policies are in full force and effect and are not void or voidable, and no claims are outstanding and no event has occurred which might give rise to any claim.

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4.19          Bank Accounts and Borrowings.

(a)        Full details of all bank accounts maintained (including overdraft, loan and other financial facilities), including required signatories, and all borrowings held by the Holding Company and the Subsidiaries are set out in Section  4.19 of the Seller Disclosure Schedule.

(b)        Except for the borrowings referred to in paragraph 4.19(a), and items set forth on Section 4.19(b) of the Seller Disclosure Schedule, neither the Holding Company nor the Subsidiaries have outstanding loan capital, nor has the Holding Company nor the Subsidiaries incurred or agreed to incur any borrowing which it has not repaid or satisfied, nor is the Holding Company nor any Subsidiary a party to or under any obligation in relation to:

(i)         any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or

(ii)        any other arrangement the purpose of which is to raise money or provide finance or credit.

(c)        Excluding Tripos UK, Ltd. and intercompany arrangements set forth on the Seller Disclosure Schedules, neither the Holding Company nor the Subsidiaries has lent or agreed to lend any money which has not been repaid to it nor does it own the benefit of any debt present or future.

4.20          Real Property.

(a)        Definitions. The definitions in this sub-section 4.20(a) apply in this Section 4.20:

(i)         "Current Use" means the Business currently conducted on the Real Properties;

(ii)        "Planning Acts" means the Town and Country Planning Act 1990; the Planning (Listed Buildings and Conservation Areas) Act 1990; the Planning (Hazardous Substances) Act 1990; the Planning (Consequential Provisions) Act 1990; the Planning and Compensation Act 1991; the Planning and Compulsory Purchase Act 2004; and any other legislation from time to time regulating the use or development of land.

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(iii)       "Previously-owned Land and Buildings" means any land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Holding Company or any of its Subsidiaries, but which are either (i) no longer owned, occupied or used by the Holding Company nor any of its Subsidiaries, or  (ii) are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance;

(iv)       "Property Statutes" means the Public Health Acts; the Occupiers Liability Act 1957; the Offices, Shops and Railway Premises Act 1963; the Health and Safety at Work etc. Act 1974; the Control of Pollution Act 1974; the Occupiers Liability Act 1984; the Environmental Protection Act 1990; the Construction (Design and Management) Regulations 1994; the Environmental Protection Act 1995; the Disability Discrimination Act 1995; the Control of Asbestos at Work Regulations 2002; and all regulations, rules and delegated legislation under, or relating to, such statutes;

(v)        "Statutory Agreement" means an agreement or undertaking entered into under section 18 of the Public Health Act 1936; section 52 of the Town and Country Planning Act 1971; section 33 of the Local Government (Miscellaneous Provisions) Act 1982; section 106 of the Town and Country Planning Act 1990; section 104 of the Water Industry Act 1991; and any other legislation (later or earlier) similar to these statutes.

(b)        Particulars of the Property. Section 4.20(b) of the Seller Disclosure Schedule sets out all real estate owned by the Holding Company and its Subsidiaries collectively, the ("Real Properties").   The particulars of the Real Properties set out in Section 4.20(b) of the Seller Disclosure Schedule are true, complete and accurate.

(c)        Extent of Property Interest.  Other than as described in Section 4.20(b) of the Seller Disclosure Schedule, the Real Properties are the only land and buildings owned, used or occupied by the Holding Company and its Subsidiaries.  Neither the Holding Company nor any of its Subsidiaries has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Real Properties.

(d)        Residual Liability.  Except as set forth on Section 4.20(d) of the Seller Disclosure Schedule, neither the Holding Company, nor any company that is or has at any time been a Subsidiary of the Holding Company, has any actual or contingent liability in respect of Previously-owned Land and Buildings.  Neither the Holding Company, nor any company that is or has at any time been a Subsidiary of the Holding Company, has given any guarantee or indemnity for any liability relating to any of the Real Properties, any Previously-owned Land and Buildings or any other land or buildings.

(e)        Replies to Enquiries.  Seller has furnished to Purchaser true and accurate copies of all written replies given by or on behalf of the Seller, any company within the Seller's group, the Holding Company or any Subsidiary in response to any written enquiries raised by or on behalf of the Buyer in relation to the Real Properties as identified in Section 4.20(b) of the Seller Disclosure Schedule, and such replies were complete and accurate at the date they were given.

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(f)         Title. The Holding Company, or the Subsidiary identified as the proprietor in Section 4.20(b) of the Seller Disclosure Schedule, has a good and marketable title to each of the Real Properties, is in possession and actual occupation of the whole of each of the Real Properties on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, and neither the Holding Company nor any Subsidiary has granted, or agreed to grant, any right of occupation or enjoyment in respect of the Real Properties to any third party.

(g)        Encumbrances. Save as disclosed in the title information furnished to the Purchaser, the Real Properties (and the proceeds of sale from them) are free from: (i)  any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rentcharge, lien or other right in the nature of security; and (ii)  any agreement for sale, estate contract, option, right of pre-emption or right of first refusal, and there is no agreement or commitment to give or create any of them.  The Real Properties are not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges and all outgoings have been paid when due and none is disputed.  The Real Properties are not subject to any matters which are or would be unregistered interests which override first registration under Schedule 1 to the Land Registration Act 2002 or unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002.  There are no covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants or other encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the Real Properties which are of an onerous or unusual nature, or affect their value, or which conflict with the Current Use of the Real Properties.  All covenants, restrictions, stipulations and other encumbrances affecting the Real Properties have been fully observed and performed and no notice of any alleged breach has been received by the Holding Company (or its predecessors in title) or the Subsidiaries (or their predecessors in title).  There are no circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Real Properties, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Real Properties.  There are no matters which are registered as local land charges or, although not registered, are capable of registration as local land charges.  The Holding Company and the Subsidiaries have not (nor has anyone on their behalf) expressly or impliedly waived any breach by any person of any covenant, agreement, restriction, stipulation or obligation relating to the Real Properties or of which the Real Properties have the benefit.

(h)        Planning and use of Properties. All of the Real Properties are actively used by the Holding Company or its Subsidiaries in connection with the Business.   The Current Use of each of the Real Properties is the permitted use for the purpose of the Planning Acts.  Neither the Holding Company, nor the Subsidiaries, are aware of any matter or circumstances which would lead to any notice, order, resolution or proposal for the compulsory acquisition, closing, demolition or clearance of the Real Properties.  All planning permissions, orders and regulations issued under the Planning Acts, and all building regulations, consents and byelaws for the time being in force have been fully complied with in relation to the Real Properties.

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(i)         Statutory Obligations. To the knowledge of the Seller, the Holding Company and the Subsidiaries have complied with all applicable statutory and bylaw requirements, and all regulations, rules and delegated legislation, relating to the Real Properties and their Current Use, including (without limitation) all requirements under the Property Statutes.

(j)         Condition.  Each of the Real Properties is in a reasonable state of repair and condition and reasonably fit for the Current Use.

(k)        Complaints and Disputes: No notices, complaints or requirements have been received (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Real Properties, the Current Use of the Real Properties or any machinery, plant or equipment in them, and neither the Holding Company, nor the Subsidiaries, are aware of any matter which could lead to any such notice, complaint or requirement being issued or made.  There exists no dispute between the Holding Company, and the Subsidiaries, and the owner or occupier of any other premises adjacent to or neighboring the Real Properties and neither the Holding Company, nor the Subsidiaries, expect, or are aware of, any circumstances that may give rise to any such dispute after the date of this agreement.

4.21          Full Disclosure.  The Seller has provided the Purchaser with all information which the Purchaser has requested relating to the Holding Company and Subsidiaries.  Neither this Agreement (including the Schedules hereto) nor any certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.  There is no material fact or information which would be reasonably expected to material adversely affect the business, prospects, conditions (financial or otherwise), operations or assets of the Holding Company or its Subsidiaries, taken as a whole that has not been disclosed to the Purchaser by the Seller.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser hereby represents and warrants to Seller as follows:

5.1              Organization and Authority.

(a)        Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

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(b)        The execution and delivery of this Agreement by Purchaser, the Intellectual Property License Agreement attached hereto as Exhibit B, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2              Compliance with Other Instruments.  The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder will not (a) conflict with or result in any violation of the charter documents or bylaws of Purchaser or (b) conflict with or result in a breach of any judgment, decree, law or order applicable to Purchaser.

5.3              Brokers.  No finder, broker, agent or other intermediary has acted for or on behalf of Purchaser in connection with the negotiation and consummation of this Agreement or the transactions contemplated hereby.

5.4              Financing.  Purchaser has no reason to believe that it will not be able to obtain financing sufficient to satisfy the provisions of Section 8.5 hereof and the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF SELLER

Seller covenants and agrees with Purchaser as follows:

6.1.            Conduct of Business; Performance.

(a)        Between the date hereof and the Closing Date, Seller shall (and shall cause Holding Company and the Subsidiaries to), except as otherwise specifically consented to in writing by Purchaser:

            (i)         conduct the operations of the Business in the ordinary course of business consistent with practice immediately prior to the date hereof;

            (ii)        use its commercially reasonable efforts to maintain and preserve the Business and retain the services of the Employees of the Business, except for attrition of the Employees of the Business in the ordinary course of business;

            (iii)       not sell or dispose of any of the assets, property, plant and equipment of the Business, except for the sale to Park Research or sales in the ordinary course of business;

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            (iv)       not incur any obligation for the borrowing of money or enter into any loan agreement or issue any kind of debt securities, except for capitalized lease obligations other than the entering into or buyout of leases in the ordinary course of business or in amounts not to exceed $100,000 in the aggregate;

            (v)        not incur any liability of any kind or dispose, sell, or diminish any asset except in the ordinary course of business and only if such action is taken into the accounts of the Holding Company subject to the Closing Purchase Price Adjustment contemplated in Section 3.2; and

            (vi)       knowingly take any action that would cause any representation or warranty in Section 4 of this Agreement to no longer be true and correct in all material respects at Closing.

(b)        Nothing in this Agreement shall interfere with or prohibit the Seller's disposition, at its discretion, of its interests in Tripos, Ltd., its assets, equity securities and/or employees.

6.2.            Consents.  Upon the written request of Purchaser, Seller shall use its commercially reasonable efforts (which shall not require payments of money to third parties in order to obtain waivers or consents from such third parties) to obtain any consents required under Material Contracts.

6.3.            Access and Information.  From the date of this Agreement until the termination hereof, except as otherwise required by applicable law, upon reasonable prior written notice, Seller shall (and shall cause each of the Holding Company and the Subsidiaries to) afford Purchaser's Representatives access, during normal business hours, to its properties, books, contracts and records related to the Business and, during such period, Seller shall (and shall cause each of the Holding Company and the Subsidiaries to) furnish promptly to Purchaser's Representatives all information concerning the Business as may reasonably be requested, provided that no investigation pursuant to this Section 6.3 shall require Seller to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller would (i)  result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if Seller shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii)  violate any attorney-client privilege of Seller, (iii) violate or prejudice the rights of Seller's customers or suppliers, (iv) interfere unreasonably with the conduct of the business of the Seller, the Holding Company or either of the Subsidiaries, or (v) contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.  A representative of Seller may be present at all times during such access by Purchaser's Representatives.  All requests for information made pursuant to this Section 6.3 shall be directed to such Person as may be designated by Seller pursuant to Section 12.5 hereof.  All such information disclosed shall be governed by the terms of the Non-Disclosure Agreement dated February 17, 2006 between the parties.  No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

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6.4.            Stockholder Approval.  Unless Seller's Board of Directors determines that stockholder approval is not required for consummation of the transactions contemplated hereby, Seller will take, in accordance with its articles of incorporation and bylaws, all action deemed necessary in good faith by Seller's Board of Directors, in accordance with the UBCA to convene a stockholders meeting to consider and vote upon the approval of the transactions contemplated hereby as promptly as possible.

6.5.            Proxy Statement.  If approval of Seller's stockholders is deemed necessary in good faith by Seller's Board of Directors for the consummation of the transactions contemplated hereby, Seller shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement relating to the transactions contemplated hereby (the "Seller Proxy Statement") and, in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules of the SEC, as promptly as practicable after such filing will mail the Seller Proxy Statement to the stockholders of Seller.

ARTICLE 7

COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller as follows:

7.1.            Employee Matters.

(a)        After the Closing Date, Purchaser or Purchaser through Holding Company and the Subsidiaries shall continue to provide to employees of the Business set forth on Section  4.13 of the Seller Disclosure Schedule ("Employees of the Business") base salary or Wages at least equal to those received by such Employees of the Business immediately prior to the Closing Date.  In addition, after the Closing Date, Purchaser shall provide plans, programs, policies, arrangements or agreements regarding employee benefits which provide benefits and other perquisites of employment that are in the aggregate substantially comparable to the benefits provided to Employees of the Business by Seller, the Holding Company or either of the Subsidiaries, as applicable, on the Closing Date, and Purchaser shall continue such employment benefit plans, programs, policies, arrangements and agreements in effect or, to the extent permitted by applicable law without the incurrence of liability, comparable benefits provided to employees of Purchaser, for at least one year following the Closing Date. Purchaser agrees to provide the severance benefits set forth on Section 4.13(c) of the Seller Disclosure Schedule hereto to any of the Employees of the Business who are terminated within the first year following the Closing.  Notwithstanding anything to the contrary, the obligations of the Purchaser set forth above only represent a good faith obligation for the Purchaser to cause the maintenance of such employment and the terms and benefits thereof.  Nothing in this Section 7.1 shall constitute or be construed as a contract or promise of employment by Purchaser.

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(b)        Purchaser shall execute and deliver to Seller for filing the appropriate forms, certificates or other documents, including Purchaser's acknowledgment that it is a successor to the Business, and undertake to obtain any consents required under applicable law, to terminate Seller's liability for any unemployment compensation payments required to be made to any state or county (or a fund maintained by it) after the Closing Date with respect to any UK Employees and Workers.

(c)        Purchaser shall make offers of employment to each of the Workers listed on Section 4.13(c) of the Seller Disclosure Schedule at the same base salary or wages and at substantially similar benefit levels in the aggregate as set forth on Section  4.13(c) of the Seller Disclosure Schedule. These Workers shall be employees at-will of the Purchaser.

7.2.            Purchaser Obligations to Inform of Inconsistencies.  If at any time on or before the Closing Date, Purchaser obtains any knowledge (whether through investigation or otherwise) of any material fact which is inconsistent with, contrary to, or in addition to any of the representations or warranties of Seller contained herein, Purchaser shall act in good faith to immediately inform Seller of such material fact.

7.3.            Filing Assistance.  Purchaser shall, upon request by Seller, furnish Seller with all information concerning itself, its subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Seller Proxy Statement or any other statement, filing, notice or application made by or on behalf of Purchaser, Seller or any of their respective subsidiaries to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.

7.4.            Financing.  Purchaser shall use its best efforts to obtain financing for the transactions contemplated by this Agreement sufficient to satisfy the provisions of Section 8.4 hereof.

7.5.            Use of Name.  Notwithstanding any other provision of this Agreement, from the date of Closing, Purchaser shall not, without the prior written consent of Seller, utilize the name "Tripos" or any similar name other than in accordance with the terms of the Intellectual Property License Agreement attached hereto as Exhibit B.

ARTICLE 8

CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions prior to or at the Closing, unless specifically waived in writing by Purchaser in advance:

8.1              Representations and Warranties.

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(a)        The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except for such inaccuracies that would not, individually or in the aggregate, have a Seller Material Adverse Effect.

(b)        Seller shall have duly performed and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing, except for such failures to perform or comply that would not, individually or in the aggregate, have a Seller Material Adverse Effect.

(c)        Seller shall have delivered a certificate executed by a duly authorized officer to Purchaser to the foregoing effect.

8.2              Absence of Litigation.  No order, writ, injunction or decree which is binding on Purchaser and/or Seller and which prohibits Purchaser and/or Seller from consummating the transactions contemplated hereby shall be in effect; provided that Purchaser shall have used its commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted by any such court or governmental or regulatory agency.

8.3              Consents and Approvals.  All governmental and regulatory approvals requisite or appropriate to the consummation of the transactions contemplated herein shall have been obtained (or all applicable waiting periods shall have expired) and shall remain in full force and effect.

8.4              Purchaser Financing.  Purchaser shall have obtained financing for the transactions contemplated by this Agreement on terms reasonably acceptable to Purchaser.

8.5              Holding Company Employees.  The Holding Company employment (excluding Tripos UK Ltd.) and Seller's transferred employees set forth on Section 4.13(c) of the Seller Disclosure Schedule shall total, as of the Closing Date, 42.5 or fewer full time equivalent employees.

8.6              U.K. Settlement.  Seller, Purchaser and the U.K. Department of Trade and Industry shall have reached a mutually reasonably satisfactory agreement in which the obligation of the Holding Company to pay certain sums to the U.K. Department of Trade and Industry under the grants listed on Schedule 8.6 and all related obligations of Seller are to be deferred and forgiven.

8.7              SWERDA Consent.  Seller, Purchaser and the South West of England Regional Development Agency shall have reached a mutually reasonably satisfactory agreement in which the South West Regional Development Agency shall have consented to the transactions contemplated hereby, including the subordination of its interests to those of Purchaser's lenders and the release of Seller from all related obligations.

8.8              License Agreement.  Seller shall have executed and delivered to Purchaser the Intellectual Property License Agreement attached hereto as Exhibit B.

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8.9              Contract Assignments.  The Seller Material Contracts listed on Section 4.15 of the Seller Disclosure Schedule to which Seller is a party shall have been assigned by Seller to Holding Company or a Subsidiary on terms reasonably acceptable to Purchaser.  The property listed in Schedule 8.9 shall have been transferred or sold to Holding Company.

8.10          Intercompany Liabilities.  All intercompany liabilities between (i) Seller and its affiliates other than Holding Company and the Subsidiaries, on the one hand, and (ii) any of Holding Company and the Subsidiaries, on the other hand, must be fully discharged and cancelled.

8.11          Removal of Encumbrances.  Seller shall have removed any and all Encumbrances on the Acquired Shares and the Holding Company shall have removed any and all Encumbrances on the issued shares of the Subsidiaries as set forth on Section 4.2 of the Seller Disclosure Schedule on the assets of the Business, except for liens not yet due and payable and such Encumbrances as do not materially detract from the value of or materially interfere with the present use of the property affected thereby, and except for Encumbrances that secure indebtedness reflected in the Financial Statements as defined in Section 4.7 above.

ARTICLE 9

CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction prior to or at the Closing of each of the following conditions, unless specifically waived in writing by Seller in advance:

9.1              Representations and Warranties.

(a)        The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date.

(b)        Purchaser shall have duly performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

(c)        Purchaser shall have delivered a certificate executed by a duly authorized officer to Seller to the foregoing effect.

9.2              Absence of Litigation.  No order, writ, injunction or decree which is binding on Purchaser and/or Seller and which prohibits Purchaser and/or Seller from consummating the transactions contemplated hereby shall be in effect; provided that Seller shall have used its commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted by any such court or governmental or regulatory agency.

9.3              Consents and Approvals.  All governmental and regulatory approvals requisite or appropriate to the consummation of the transactions contemplated herein shall have been obtained (or all applicable waiting periods shall have expired) and shall remain in full force and effect.

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9.4              Stockholder Approval.    The transactions contemplated by this Agreement shall have been approved by the Seller Requisite Vote, if applicable.

9.5              U.K. Settlement.  Seller, Purchaser and the U.K. Department of Trade and Industry shall have reached a mutually reasonably satisfactory agreement in which the obligation of the Holding Company to pay certain sums to the U.K. Department of Trade and Industry under the grants listed on Schedule 8.6 and all related obligations of Seller are to be deferred and forgiven.

9.6              SWERDA Consent.  Seller, Purchaser and the South West of England Regional Development Agency shall have reached a mutually reasonably satisfactory agreement in which the South West Regional Development Agency shall have consented to the transactions contemplated hereby, including the subordination of its interests to those of Purchaser's lenders and the release of Seller from all related obligations.

9.7              License Agreement.  Purchaser shall have executed and delivered to Seller the Intellectual Property License Agreement attached hereto as Exhibit B.

9.8              U.S. Employees.  Purchaser shall have made the offers of employment required by Section 7.1(c) hereof, and shall have entered into an agreement with each of the individuals listed on Schedule 9.9 in a form that relieves Seller of all employment obligations to each of such individuals effective upon Closing.

ARTICLE 10

CLOSING

10.1          Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hogan & Hartson L.L.P., 111 South Calvert Street, Suite 1600, Baltimore, Maryland 21204, on the later of (i) January 1, 2007 and (ii) three (3) Business Days after satisfaction of the conditions set forth in Articles 8 and 9, or at such other location or later date or time as mutually agreed upon by the parties. The date of the Closing is referred to herein as the "Closing Date."

10.2          Deliveries by Seller.  At the Closing, provided all conditions described in Article 9 have been satisfied, Seller shall execute and deliver to Purchaser the following:

(a)        a transfer of the Acquired Shares duly executed by the Seller in favor of the Purchaser together with the relevant share certificate(s) in respect of such Acquired Shares;

(b)        a copy of the minutes of a duly held a board meeting of Holding Company and each Subsidiary at which there are duly passed the resolutions set out and contained in board minutes of Holding Company and each Subsidiary in the form attached as Exhibits C, D and E, respectively;

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(c)        certificates in respect of all issued shares in each of the Subsidiaries;

(d)        the certificate of incorporation and certificate of incorporation on change of name, statutory books (including registers and minute books), common seals (if any) and all books of account and other records of Holding Company and each Subsidiary, complete and (where appropriate) written up to date;

(e)        letters of resignations of John McAlister, B. James Rubin, John Yingling and James Munn as directors and James Munn as secretary of the Holding Company and John McAlister, James Munn, Mark Allen, and Simon Cole as directors and Simon Cole as secretary of Tripos Discovery Research Ltd. in the form attached hereto as Exhibit F, confirming that each such director or officer, as applicable, has no claim whatsoever against the Holding Company or Tripos Discovery Research Ltd., as applicable, whether in respect of compensation for loss of office, damages, expenses or otherwise;

(f)         a copy of the resignation letter from the existing auditors of Holding Company and each Subsidiary in the form attached hereto as Exhibit G with effect from the Closing Date confirming no claims against the relevant company and accompanied by the statement required by section 394 of the Companies Act 1985 (with the originals of such letter to be deposited at the registered office of the respective company);

(g)        appropriate forms to amend the mandates given by Holding Company and each Subsidiary to its bankers;

(h)        the certificate required by Section 8.1 hereof;

(i)         consents, approvals and authorizations obtained by Seller pursuant to Section 6.4 as of the Closing Date,

(j)         the Intellectual Property License Agreement attached hereto as Exhibit B, and

(k)        such other deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Purchaser all right, title and interest in, to and under the Acquired Shares.

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10.3          Deliveries by Purchaser.  At the Closing, provided all conditions described in Article 8 have been satisfied, Purchaser shall deliver, by wire transfers of immediately available federal funds to the respective bank accounts designated in writing by the Escrow Agent and Seller prior to the Closing: (i) the Escrow Amount to the Escrow Agent, and (ii) the Adjusted Purchase Price less the Escrow Amount to the Seller.  In addition, Purchaser shall execute and deliver to Seller (i) the guarantees for certain grants of the Seller, attached hereto as Exhibit H; (ii)  the certificate required by Section 9.1 hereof; (iii) the Intellectual Property License Agreement attached hereto as Exhibit B, and (iv) such other instruments or documents as may be reasonably requested by Seller to reflect the assumption of the Assumed Liabilities and the consummation of the transactions contemplated hereunder.

ARTICLE 11

TERMINATION PRIOR TO CLOSING

11.1          Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)        by the mutual written consent of Seller and Purchaser;

(b)        by Seller, if Purchaser shall (1) fail to perform in any respect its agreements contained herein required to be performed by it on or prior to the Closing Date, except for such failures that would not, individually or in the aggregate, have a Seller Material Adverse Effect, (2) breach any of its representations, warranties or covenants contained herein, except for such breaches that would not, individually or in the aggregate, have a Seller Material Adverse Effect, which failure or breach in each case is not cured within ten (10) days after Seller has notified Purchaser of its intent to terminate this Agreement pursuant to this subparagraph (b), or (3) not have delivered to Seller by the close of business on February 1, 2007 a financing commitment letter from a qualified financial institution relating to financing for the transaction contemplated by this Agreement, with commercially standard and customary closing conditions reasonably acceptable to Seller, such acceptance not to be unreasonably withheld;

(c)        by Purchaser, if Seller shall (1) fail to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, or (2) breach any of its representations, warranties or covenants contained herein, which failure or breach in each case is not cured within ten (10) days after Purchaser has notified Seller of its intent to terminate this Agreement pursuant to this subparagraph (c);

(d)        by either Seller or Purchaser, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Purchaser and/or Seller, which prohibits Purchaser and/or Seller from consummating the transactions contemplated hereby, provided that Purchaser and Seller shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency; or

(e)        by either Seller or Purchaser, if the Closing has not occurred on or prior to March 31, 2007 (the "Termination Date"), for any reason other than delay or nonperformance of the party seeking such termination, provided, that the Termination Date shall automatically become June 30, 2007 if, as of March 31, 2007, the Seller (i) has not yet completed the sale of its Discovery Informatics business, (ii) is party to a definitive agreement for the sale of such business, and (iii) no Seller Material Adverse Effect has occurred.

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11.2          Termination of Obligations.  Termination of this Agreement pursuant to this Article 11 shall terminate all obligations of the parties hereunder, except for the obligations under this Section 11.2 and Section 12.2 and except that such termination shall not constitute a waiver of any rights any party may have by reason of a breach by the other party of any agreement or covenant in this Agreement which occurs prior to such termination.

ARTICLE 12

MISCELLANEOUS

12.1          Indemnification.

(a)        Indemnity by the Seller.  The Seller shall indemnify and defend the Purchaser and its affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 12.1(a)) (collectively, "Losses") resulting from, arising out of, or incurred by the Purchaser in connection with, or otherwise with respect to any breach of any representation and warranty or covenant of the Seller contained in this Agreement so long as any such claim is asserted prior to the period ending 75 days after the Closing Date, provided, that the aggregate indemnifiable Losses to which Purchaser shall be entitled hereunder shall not equal more than the Post-Closing Adjusted Purchase Price.  Any indemnification amount owed pursuant to this Section 12.1(a) shall be referred to as the "Purchaser Indemnification Adjustment."

(b)        Indemnity by the Purchaser.  The Purchaser shall indemnify and defend the Seller and its affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns against, and shall hold the Seller harmless from  any Losses resulting from, arising out of, or incurred by the Seller in connection with, or otherwise with respect to any breach of any representation and warranty or covenant of the Purchaser contained in this Agreement so long as any such claim is asserted prior to the period ending 75 days after the Closing Date.  Any indemnification amount owed pursuant to this Section 12.1(b) shall be referred to as the "Seller Indemnification Adjustment."

12.2          Survival of Representations and Warranties.  The representations and warranties contained in Articles 4 and 5 of this Agreement shall survive until the conclusion of the period of indemnification under Section 12.1 hereof.

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12.3          Publicity.  Seller and Purchaser agree that they will not make any press releases or other announcements with respect to the transactions contemplated hereby, except as required by applicable law, without the prior approval of the other party, which approval will not be unreasonably withheld.

12.4          Commercially Reasonable Efforts.  Each party hereto agrees to use its commercially reasonable efforts to cause the conditions to its obligations hereunder to be satisfied on or prior to the Closing Date and otherwise to consummate the transactions contemplated by the Agreement.

12.5          Further Acts and Assurances.  Seller shall, at any time and from time to time at and after the Closing, upon request of Purchaser and without additional consideration, take any and all steps reasonably necessary to transfer the Acquired Shares and any Seller Material Contracts that the Seller has been unable to assign to either Holdings or a Subsidiary prior to the Closing Date, and Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the more effective transferring and conveying the Acquired Shares to Purchaser.

12.6          Notices.  Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered by courier or by facsimile transmission, receipt confirmed, or sent by any express mail service, postage or fees prepaid,

If to Seller:

Tripos, Inc.

1699 South Hanley Road

St. Louis, Missouri 63144

Facsimile:  (314) 647-8108

Attention:  John P. McAlister

With a copy to:

Henry D. Kahn, Esq.,

Hogan & Hartson L.L.P.

111 South Calvert Street

Baltimore, Maryland 21202

Facsimile:  (410) 539-6981

If to Purchaser:

Provid Pharmaceuticals Inc.

671 U.S. Route 1

North Brunswick, NJ 08902

Facsimile:  (732) 565-3776

Attention: Edwin Thomas

With a copy to:

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Steven M. Cohen, Esq.

Morgan, Lewis & Bockius, LLP

502 Carnegie Center

Princeton, NJ 08540

Facsimile:  (609) 919-6701

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

12.7          Construction.   This Agreement shall be construed in accordance with and governed by the laws of the State of New York. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision. All references in this Agreement to Article(s), Section(s), Schedule(s) or Exhibit(s) shall refer to Article(s), Section(s), Schedule(s) or Exhibit(s) of this Agreement.

12.8          Knowledge.  Whenever used herein with respect to a party, the term "knowledge of Seller" shall mean the actual knowledge of any of the persons listed in Schedule 12.6 as of the date hereof.

12.9          Attachments.  Every Schedule and Exhibit referred to in this Agreement is incorporated in this Agreement by this reference. The list immediately following the table of contents hereto contains a list of such Schedules and Exhibits.

12.10      Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of New York or any New York state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 12.9 shall be deemed effective service of process on such party.

12.11      Parties Bound by Agreement.  The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as hereinafter provided, without the prior written consent of the other party, no party hereto may assign such party's rights, duties or obligations hereunder or any part thereof to any other Person prior to Closing.  No other party is intended to be a third party beneficiary of the covenants between the parties set forth in this Agreement.

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12.12      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

12.13      Headings.  The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

12.14      Modification and Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof.

12.15      No Express or Implied Warranties.  Except for the express representations and warranties of Seller set forth in this Agreement, Purchaser acknowledges and agrees that the Acquired Shares are being sold, conveyed and assigned to Purchaser hereunder "AS IS, WHERE IS, AND WITH ALL FAULTS," without any other representation and warranty by Seller, and Seller has not made and is not making other express or implied representations or warranties with respect to the Business, including, without limitation, any other representation regarding quality of construction, workmanship, conditions, state of repair, safety, merchantability or fitness for any particular purpose, accuracy of dimensions, whether the improvements are structurally sound, in good condition or in compliance with applicable governmental statutes, codes or regulations, the presence or existence of hazardous substances, hazardous materials and hazardous wastes, any other environmental matters, compliance with the Americans With Disabilities Act, operational and mechanical systems, equipment or fixtures, suitability of soil or geology, and any past, present or future operating results, including expenses; and except for the representations and warranties expressly set forth in this Agreement, Purchaser acknowledges that Purchaser accepts the Acquired Shares without relying upon any such representation or warranty by Seller or by any other Person and based solely upon Purchaser's own inspections, investigations and analysis of the Business.

12.16      Severability.  Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

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12.17      Agreement as to Certain Matters.  The parties understand and agree that, for purposes of the attorney-client privilege and attorney work product doctrine, the parties have a common legal interest in the review of the proposed transaction by the Department of Justice and in matters in which Seller is involved in litigation or in which Seller anticipates litigation with a third party. Specifically, each party expects that there will be (A) communications to or discussions with or under the direction of the attorneys of the other party in connection with the preparation of material to be submitted to the Department of Justice in response to any request for information by said Department, which communications or discussions are for the purpose of obtaining legal advice in connection therewith, and (B) communications between Seller's attorneys and Purchaser or its attorneys, concerning matters in which Seller is involved in litigation or in which Seller anticipates litigation with a third party, in connection with due diligence investigations conducted by Purchaser's attorneys. No such activity shall constitute a waiver of the attorney-client privilege or attorney work product doctrine with respect to information disclosed thereby, and such information shall not be disclosed to any third party unless authorized by the parties hereto or required by law.

12.18      Access to Records.  For a period of six (6) years after the Closing Date, Seller and its attorneys, accountants and representatives shall, upon reasonable advance notice to Purchaser during normal business hours and without disruption of the business of Purchaser, have reasonable access to all books, accounts, records, documents and information relating to Seller or the Business for any periods prior to the Closing Date in the possession or custody of Purchaser (or Purchaser's agents) for the purpose of examining and making copies of all or any portion of such documents. In addition, Seller and its attorneys and representatives shall, upon reasonable advance notice to Purchaser, during normal business hours and without disruption to the business of Purchaser, have reasonable access to Employees of the Business with respect to the defense of any on-going litigation or claim against Seller. A representative of Purchaser may be present at all times during such access and investigation by Seller or its attorneys, accountants and representatives.

12.19      Entire Agreement.  This Agreement and the Schedules and Exhibits hereto, together with the documents and instruments delivered pursuant hereto, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement or any written agreement pertaining to another subject matter. No supplement, modification or waiver of the terms or conditions of this Agreement shall be binding unless executed in writing by authorized representatives of the parties hereto.

12.20      Certain Definitions.

(a)        "Business Days" means a day other than a Saturday, Sunday, bank or public holiday in the United Kingdom.

(b)        "Encumbrance" means any lien, security interest, pledge, agreement, claim, charge or encumbrance.

(c)        "Governmental Entity" means any governmental or regulatory authority, domestic or foreign.

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(d)        "Intellectual Property" shall mean patents, rights to inventions, utility models, copyrights, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

(e)        "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(f)         "Representative" means any director, officer, employee, advisor, representative or agent.

(g)        "Seller Material Adverse Effect" means any adverse effect, change, event, occurrence or state of facts (A) affecting the financial condition, assets, properties, operations or results of operations of the Business that is material, taken as a whole, or (B) that would prevent or materially impair Seller from consummating the transactions contemplated by this Agreement, that has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts, excluding in each case (i) any changes or effects resulting from general changes in economic and financial market conditions (whether in the United States or internationally), (ii) changes in conditions (including as a result of changes in laws, including without limitation, common law, rules and regulations or the interpretations thereof) generally applicable to the Business and that are not unique to Seller, the Holding Company and/or the Subsidiaries, (iii) the effect of any change arising in connection with earthquakes, acts of war, sabotage or terrorism, military actions or escalation thereof; (iv) any failure, in and of itself, by Seller to meet any internal or published projections, forecasts or revenue or earnings predictions or projections (it being understood that the facts or circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has been a Seller Material Adverse Effect) and (v) changes resulting from the announcement of the transactions described in this Agreement or the identity of Purchaser.

(h)        "UBCA" means the Utah Business Corporation Act, as amended.

[THE REMAINDER OF THIS PAGE
IS INTENTIONALLY BLANK]

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all on and as of the date first written above.

TRIPOS, INC.,

a Utah corporation

By: \s\ John D. Yingling

Name:  John D. Yingling

Title: Senior Vice President, Chief Financial Officer

PROVID PHARMACEUTICALS INC.,

a Delaware corporation

By: \s\ Edwin Thomas

Name: Edwin Thomas

Title: COO/CFO

OMITTED SCHEDULES TO AGREEMENT

Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission") schedules to this Stock Purchase Agreement identified below have been omitted. The schedules will be furnished supplementally to the Commission upon request.

Seller Disclosure Schedule to Stock Purchase Agreement

Section 4.1             Organization, Good Standing and Qualification

Section 4.2             Capitalization

Section 4.3             Holding Company Subsidiaries; Investments

Section 4.5             Title to Shares; Title to Assets

Section 4.6             Government Filings; No Violations or Conflicts

Section 4.7             Financial Information

Section 4.8             Litigation

Section 4.10           Conduct of Business

Section 4.12           Taxes

Section 4.13           Labor Matters

Section 4.14           Intellectual Property

Section 4.15           Material Agreements

Section 4.17           No Liabilities

Section 4.19           Bank Accounts and Borrowings

Section 4.20           Real Property

Additional Schedules to Stock Purchase Agreement

Schedule 3.2(b)(ii)                Assets Sold to Park Research

Schedule 8.6          UK Grants

Schedule 8.9          Property to be transferred or sold to Holding Company or the Subsidiaries

Schedule 9.9          Employment Agreements Subjects

Schedule 12.6        Seller Knowledge Persons

Exhibits to Stock Purchase Agreement

Exhibit A - Business Statement

Exhibit B - Intellectual Property License Agreement

Exhibit C, D, E - Resolutions of Holding Company and Subsidiaries

Exhibit F - Form of Director and Officer Resignation

Exhibit G - Form of Auditor Resignation

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